Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) is made and entered into this [•] day of [•], 2014 (the “Effective Date”) by and between Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and [•] (the “Executive”).

1.                                      Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth either in this Section 1 or elsewhere in this Agreement.

(a)                                 “Board” means the Board of Directors of the Company.

(b)                                 “Cause” means (i) the Executive’s willful refusal or failure to perform (other than by reason of Disability), or substantial negligence in the performance of, [his/her] duties and responsibilities to the Company or any of its affiliates, or [his/her] willful refusal or failure to follow or carry out any reasonable, lawful, written directive of the Board or of the Chief Executive Officer of the Company acting within the respective scopes of their authority; (ii) the Executive’s willful breach of any material provision of any agreement (including, without limitation, any non-competition, non-solicitation or confidentiality agreement) with the Company or any of its affiliates; (iii) the Executive’s act of dishonesty or fraud; (iv) the Executive’s breach of fiduciary duty of loyalty owed to the Company; (iii) the Executive’s willful breach of any material policy of the Company or an affiliate; or (iv) the Executive’s commission of a felony or of a crime involving moral turpitude.

(c)                                  “Change in Control” means the occurrence of any of the following:

(1)                                 any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company or any employee benefit plan of the Company);

(2)                                 a merger or consolidation of the Company which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(3)                                 the sale or disposition of all or substantially all of the assets of the Company (or the consummation of any transaction having similar effect); or

(4)                                 individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

Notwithstanding anything to the contrary herein, an event (or series of events) that would otherwise meet the definition of “Change in Control” under this Section 1(c) will not be deemed to meet such definition unless it also constitutes a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5)(i).

(d)                                 “Covered Termination” means the termination of Executive’s Employment (1) by the Company without Cause (other than due to the Executive’s death or Disability), or (2) by the Executive for Good Reason.

(e)                                  “Disabled” and correlative terms refers to the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f)                                   “Employment” means the Executive’s employment with the Company and its subsidiaries and affiliates, as applicable.  If the Executive’s employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Executive’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Executive transfers employment to the Company or one of its remaining subsidiaries.  Notwithstanding the foregoing, in construing the provisions of this Agreement, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election shall be deemed a part of the Agreement.

(g)                                  “Good Reason” means (1) a material reduction the Executive’s base salary as in effect immediately prior to the Change in Control, or (2) a requirement by the Company that the Executive relocate [his/her] primary place of Employment by more than fifty (50) miles from [his/her] primary place of Employment immediately prior to the Change in Control.  A termination of Employment will not be considered a termination for Good Reason unless (i) the Executive, within ten (10) business days after the first occurrence of the condition giving rise to “Good Reason,” notifies the Company in writing of [his/her] intent to terminate; (ii) the Company fails to cure such condition within thirty (30) days after being so notified; and (iii) the Executive actually terminates Employment no later than ten (10) calendar days after the end of such thirty (30)-day cure period.

(h)                                 “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his Employment; provided, however, that, as used in this Agreement, the term “Intellectual Property”  shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its subsidiaries or affiliates, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company or any of its subsidiaries or affiliates, (b) to the actual or demonstrably anticipated research or development of the Company or any of its subsidiaries or affiliates or (c) results from any work performed by the Executive for the Company or any of its subsidiaries or affiliates.

(i)                                     “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its subsidiaries or affiliates.

(j)                                    “Termination Date” means the effective date of the Executive’s Covered Termination.

2.                                      Severance Benefits.

(a)                                 Covered Termination Prior to a Change in Control.  Subject to Section 2(c), if the Executive experiences a Covered Termination prior to a Change in Control:

(1)                                 The Company shall continue to pay Executive [his/her] base salary less required withholdings, payable in accordance with the Company’s regular payroll schedule, for a period of twelve (12) months following the Executive’s Termination Date;  and

(2)                                 Provided the Executive timely elects COBRA coverage, the Company shall pay Executive’s COBRA premiums at the same level of coverage (e.g., employee only or family coverage, and HMO or PPO)

Executive had in effect under the group health plans sponsored by the Employer immediately prior to the Termination Date.  The Company shall pay such COBRA premiums until the earliest of (a) the close of the twelve (12)-month period following the Executive’s Termination Date (the “Maximum COBRA Payment Period”), (b) the COBRA coverage terminates or expires for the Executive and, if applicable, [his/her] spouse and dependents, and (c) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment.  The amount of the Executive’s COBRA premiums paid by the Company shall be reduced appropriately as and when the COBRA coverage terminates or expires for each of the Executive and, if applicable, [his/her] spouse or dependents.  Notwithstanding the foregoing, in the event the Company determines, in its sole discretion, that it cannot pay any such COBRA premiums without potentially causing the Company to incur penalties, excise taxes, or other expenses as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying such COBRA premiums the Company will pay Executive a taxable lump sum amount equal to the amount of monthly COBRA premiums being paid by the Company on Executive’s behalf at the time the Company makes such determination multiplied by the number of full calendar months that remain in the Maximum COBRA Payment Period at the time such lump sum payment is made.

(b)                                 Covered Termination After Change in Control. Subject to Section 2(c), if the Executive experiences a Covered Termination on the date of, or within twelve (12) months after, a Change in Control:

(1)                                 The Company shall continue to pay Executive [his/her] base salary less required withholdings, payable in accordance with the Company’s regular payroll schedule, for a period of twelve months following the date of Executive’s Covered Termination;

(2)                                 The Company shall pay the Executive a lump-sum payment equal to the most recent annual bonus received by the Executive;

(3)                                 The Executive’s stock-based compensation arrangements shall be fully vested and nonforfeitable on the date of the Covered Termination and shall continue to be exercisable and payable in accordance with terms that apply under such arrangements other than any vesting requirements; provided that in no event will the time and form of payment of any such arrangement that is subject to Section 409A of the Internal Revenue of 1986, as amended (“Code”) be modified as result of such vesting; and

(4)                                 Provided the Executive timely elects COBRA coverage, the Company shall pay Executive’s COBRA premiums at the same level of coverage (e.g., employee only or family coverage, and HMO or PPO) Executive had in effect the group health plans sponsored by the Employer immediately prior to the Termination Date.  The Company shall pay such COBRA premiums until the earliest of (a) the close of the Maximum COBRA Payment Period, (b) the COBRA coverage terminates or expires for the Executive and, if applicable, [his/her] spouse and dependents, and (c) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment.  The amount of the Executive’s COBRA premiums paid by the Company shall be reduced appropriately as and when the COBRA coverage terminates or expires for each of the Executive and, if applicable, [his/her] spouse or dependents.  Notwithstanding the foregoing, in the event the Company determines, in its sole discretion, that it cannot pay any such COBRA premiums without potentially causing the Company to incur penalties, excise taxes, or other expenses as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying such COBRA premiums the Company will pay Executive a taxable lump sum amount equal to the amount of monthly COBRA premiums being paid by the Company on Executive’s behalf at the time the Company makes such determination multiplied by the number of full calendar months that remain in the Maximum COBRA Payment Period at the time such lump sum payment is made.

(c)                                  Release Required.  The obligation of the Company to make any payments described in this Section 2 is conditioned on the Executive’s execution and delivery to the Company not later than the forty-fifth (45th) calendar day following the Termination Date a release of claims in substantially the same form as Exhibit A attached hereto and not revoking such release within seven (7) days after such execution and delivery (the “Release of Claims”).  In no event will Executive be entitled to duplicate compensation or benefits under Sections 2(a) and 2(b).  To the extent any payments described in this Section 2 are subject to Code Section 409A, such payments will, except as provided in Section 2(d) and provided that the Executive complies with this Section 2(c), first become payable on the first regular payroll date for Company executives that occurs on or after the 60th day after the Termination Date, and the first installment of payments described in Section 2(a) or Sections 2(b)(1) and (4), whichever is applicable, shall include such amounts as would have been paid to or on behalf of the Executive had such payments begun with the first payroll date for Company executives following the Termination Date. In no event will the Executive be entitled to duplicate compensation or benefits under Sections 2(a) and 2(b).

(d)                                 Timing of Payments; 409A.  To the extent that any portion of the payments described in Section 2(a) constitutes nonqualified deferred compensation subject to Section 409A, and if at the Termination Date the Executive is a “specified employee” as that term is defined in Section 409A, such portion shall be paid no earlier than six (6) months and one day following the Termination Date.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Nonetheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A or any other provision of the Code.

3.                                      Restrictive Covenants.

(a)                                 Confidentiality  From the date hereof, and during any period of the Executive’s Employment and following any termination thereof, without the prior written consent of the Board or its authorized representative, except to the extent required by law or an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event the Executive shall use the Executive’s best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not disclose any confidential or proprietary trade secrets, customer lists, referral sources, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any of its subsidiaries or affiliates or to the management of the Company or any its subsidiaries or affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the Company or any of its subsidiaries or affiliates or (b) that the Company or any of its subsidiaries or affiliates may receive belonging to suppliers, customers, referral sources or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third Person unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of the Executive’s breach of this Section 3(a) or the wrongful act of any other Person having any obligation of confidentiality to the Company or any of its subsidiaries or affiliates).  In the event of the termination of the Executive’s Employment for any reason, the Executive shall deliver to the Company all of (a) the property of each of the Company and its subsidiaries and affiliates and (b) the documents and data of any nature and in whatever medium of each of the Company and its subsidiaries and affiliates, and the Executive shall not take with the Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information other than those documents to which he is legally entitled, including, as the case may be, the Executive’s personnel file.

(b)                                 Non-Competition.  During the period commencing on the date hereof and ending twelve (12) months after the termination of the Executive’s Employment with the Company and its subsidiaries and affiliates (the “Restriction Period”), the Executive shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which directly competes with the products or research and development projects of the Company and its subsidiaries and affiliates or in which the Company or any of its subsidiaries or affiliates was, or had documented plans to become, materially involved during the Executive’s Employment, in each case in any jurisdiction in which the Company or any of its subsidiaries or affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which the Executive has knowledge at the time of Executive’s termination of Employment.  Notwithstanding anything herein to the contrary, the foregoing shall not prevent the Executive from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

(c)                                  Non-Solicitation.  Acknowledging the strong interest of the Company and its subsidiaries and affiliates in an undisrupted workplace, during the Restriction Period, the Executive shall not, and shall not assist any Person to, (a) hire or solicit for hiring any employee or former employee of the Company or its subsidiaries or affiliates or seek to persuade any employee of the Company or subsidiaries or affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or its subsidiaries or affiliates to terminate or diminish its relationship with the Company or any of its subsidiaries or affiliates.  Executive acknowledges that his access to Confidential Information and to the Company’s and its subsidiaries’ and affiliates’ referral sources and customers and his development of goodwill on behalf of the Company and its subsidiaries and affiliates with their referral sources and customers during his Employment would give him an unfair competitive advantage were he to leave employment and begin competing with the Company or any of its subsidiaries or affiliates for their existing referral sources and customers and that he is therefore being granted access to Confidential Information and to the referral sources and customers of the Company and its subsidiaries and affiliates in reliance on his agreement hereunder.  The Executive therefore agrees that, during the Restriction Period, he will not solicit or encourage any referral source or customer of the Company or its subsidiaries or affiliates to terminate or diminish its relationship with the Company, or any of its subsidiaries or affiliates and he will not seek to persuade any such referral source or customer to conduct with any Person any business or activity which such referral source or customer conducts or could conduct with the Company or any of its subsidiaries or affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are referral sources or customers of the Company or any of its subsidiaries and affiliates at any time during his Employment or whose business has been solicited on behalf of the Company or any of its subsidiaries or affiliates by any of their employees or agents, other than by form letter, blanket mailing or published advertisement, within one year prior to the date his employment ends.

(d)                                 Works for Hire.  The Executive agrees to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property.  Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property.  Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or one of its subsidiaries or affiliates, as directed) and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property.  The Executive will not charge the Company or any of its subsidiaries or affiliates for time spent in complying with these obligations.  All copyrightable works that the Executive creates, including without limitation computer programs and documentation, shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

4.                                      Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

5.                                      Assignment.  The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Company to assume, whether expressly or by operation of law, all of the obligations of the Company under this Agreement.  The Executive may not transfer or assign [his/her] rights under this Agreement, except as permitted by the laws of descent and distribution.

6.                                      Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.                                      Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

8.                                      Sections 280G/ 4999.  In the event it is determined that the Executive is entitled to payments and/or benefits under this Agreement or any other amounts in the “nature of compensation” (whether pursuant to this Agreement or any other plan, arrangement, or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section

280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change of ownership or effective control of the Company (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), notwithstanding anything in this Agreement to the contrary, the Company shall cause to be determined, before any amounts of the Payments are paid to the Executive, which of the two following alternative forms of payment would maximize the Executive’s after-tax proceeds: (i) the payment in full of the entire amount of the Payments, or (ii) payment of only a part of the Payments such that the Executive receives the largest possible payment without the imposition of the 280G Excise Tax (the “Reduced Amount”).  If it is determined that the Reduced Amount will maximize the Executive’s after-tax proceeds, the Payments shall be reduced to equal the Reduced Amount in the following order: (i) first, by reducing the Severance Payment to the extent necessary, (ii) second, if necessary, by reducing other Payments that are not subject to the rule described in Treasury Regulation Section 1.280G-1 Q&A 24(c), and (iii) third, if necessary, by reducing other Payments that are subject to the rule described in Treasury Regulation Section 1.280G-1 Q&A 24(c); provided, however, that in each case where amounts are paid in more than one installment, each installment shall be reduced proportionally; and provided, further, that in each case Payments are reduced starting with any Payments that shall be exempt from Section 409A and proceeding to other Payments that are not exempt from Section 409A.  Unless the Executive consents in writing to a different methodology, all determinations under this Section 8 shall be made at the Company’s expense by a nationally recognized accounting or consulting firm that is reasonably acceptable to the Executive.

9.                                      Injunctive Relief; Breach of Restrictive Covenants; Blue Pencil.

(a)                                 Injunctive Relief.  The Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 3 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements, and shall additionally be entitled to an award of reasonable attorneys’ fees.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(b)                                 Breach of Restrictive Covenants.  The Executive agrees that in the event the Executive breaches any provision of Section 3 hereof in any material respect, the Executive shall (i) not be entitled to receive, if not already paid, any amount otherwise payable under this Agreement, and (ii) return to the Company any and all payments previously made by the Company pursuant to this Agreement within 15 days after written demand for such repayment is made to the Executive by the Company.

(c)                                  Blue Pencil.  The Executive and the Company agree that the covenants contained in Section 3 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to (and it is the intent of the Executive and the Company that such court shall) excise or modify such provision or provisions of these covenants that to the court appear not reasonable and to enforce the remainder of these covenants as so amended.

10.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect thereto including, without limitation, the severance provisions, if any, of any offer letter the Executive may have previously received from the Company.

11.                               Effect on Employment.  Nothing contained herein will give the Executive any right to Employment with the Company or any of its affiliates or affect the right of the Company or any of its affiliates to discharge or discipline the Executive at any time.

12.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

13.                               Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

14.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15.                               Governing Law.  This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Maryland without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

By:

Title:

Exhibit A

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the Executive Retention Agreement, dated as of [                        ] (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge SUPERNUS PHARMACEUTICALS, INC. (the “Company”), its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, plans and plan fiduciaries, insurers, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any amount owed to me pursuant to the Agreement; (ii) any claim arising under the terms of the Agreement after the effective date of this Release of Claims, (iii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates and (iv) any non-forfeitable rights to accrued benefits, if any, arising under any applicable employee benefit plans.

I agree that I have no right to obtain or receive any monetary damages or other relief of any kind as a result of any action or proceeding by me or by anyone else on my behalf regarding any claims covered by the above general release and, to the extent permitted by law, I agree that I will not seek or accept any monetary damages or other relief of any kind in any such action or proceeding.  In addition, without limiting the scope of the foregoing, I expressly (i) agree not to be a class representative or be part of a class regarding any action under ERISA, or otherwise to bring an action under ERISA on behalf of a plan or trust for relief for such plan or trust under ERISA, and (ii) to the extent permitted by law, agree not to retain the benefits of any decision, judgment or settlement in any such action.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to 21 days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Plan.  I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Chief Financial Officer of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: